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                                                                    EXHIBIT 99.2


                                    CONCEPTUS

                             MODERATOR: KIM GOLODETZ
                                  JULY 27, 2004
                                   3:30 PM CT


Operator:           Welcome to the Conceptus Second Quarter Conference Call. At
                    this time all participants are in a listen only mode.
                    Following managements' prepared remarks we will hold a Q&A session. To ask a question, please press star followed by 1 on your touchtone phone. If anyone has difficulty hearing the conference, please press star, zero for operator assistance. As a reminder, this conference is being recorded. I would now like to turn the call over to Kim
                    Golodetz. Please go ahead ma'am.

Kim Golodetz:       Thank you. This is Kim Golodetz with Lippert Heilshorn &
                    Associates. Thank you all for participating in today's call.
                    Joining me this afternoon from Conceptus are Mark
                    Sieczkarek, President and Chief Executive Officer and Greg
                    Lichtwardt, Chief Financial Officer. This call will follow the standard format beginning with prepared remarks by management. Then we will open up the call for questions. In order to allow as many of you as possible to ask question, we ask that you limit your questions to one and then a follow-up before rejoining the queue.

                    Earlier today Conceptus released financial results for the Second Quarter of 2004. If you have not received this news release or if you like to be added to the Company's distribution list, please call Lippert Heilshorn in Los Angeles at 310-691-7100 and speak with Eleanor Tang. This call is being broadcast live over the Internet and a recording of the call will be available for the next 14 days on the Company's web site at www.conceptus.com. Also by telephone you can listen to a recording through July 29 at 12 midnight Eastern Time by calling 800-642-1687 for domestic callers or 706-645-9291 for international callers and entering pass code 8666013.
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                    Before we begin I would like to caution that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations of future results of Conceptus. I encourage you to review the Company's filings with the Securities and Exchange Commission, including without limitation the Company's form 10-K and form 10-Q which identifies specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements. The content of this conference call contains time sensitive information that is accurate only as of the date of the live broadcast, July 27, 2004.

                    The Company undertakes no obligation to update any statements to reflect events or circumstances after the date of this conference call. This call is the property of Conceptus any redistribution, retransmission or rebroadcast of this call in any form without the expressed written consent of Conceptus is strictly prohibited.

                    With that said, I would like to turn the call over to Mark Sieczkarek. Mark.

Mark Sieczkarek:    Thank you Kim and good afternoon to all of our participants in this call. We are going to be reviewing the second quarter operational and financial results and it has been our custom, Greg and I have prepared remarks and then we can get into the Q&A.

                    As you can imagine it's been a hectic day. Although we are very pleased to be releasing all of this information on our progress we recognize that there is a lot to be absorbed. Unfortunately we have no control over the timing of approval for third party agencies, but we appreciate your patience in reviewing all of this material here today.

                    To start off from a financial results standpoint. In summary, we performed as we said we would and I am pleased with the progress we have made over the last quarter. As always, Greg will provide more details later in this call. I would like to make a few comments about the news releases that went out today and how they affect our three-stated goals of reimbursement penetration and utilization.
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                    Let's start with penetration. The most important news is
                    about receipt of the long awaited FDA approval of our PMA supplement to allow for (unintelligible) performance of Essure with Gynecare's Thermachoice and (unintelligible) procedure. The Gynecare agreement represents an accelerated penetration, enhanced reach to increase the awareness of Essure amongst physicians and patients, leveraging Gynecare's credibility among our physician customers and obviously feet on the street. The FDA approval of our PMA supplement represents the real beginning of the strategic combination that we believe will accelerate moving Essure into the position of standard of care.

                    As of today, 110 Gynecare sales reps with existing in many cases, long-term relationships with the gynecologist's that we have targeted will join our 40 field sales representatives in marketing the Essure procedure to physicians.

                    We are excited, but we are also cautious from a revenue impact standpoint since we have no basis or history to reflect on. And our revenue projections will continue to reflect that caution for the third quarter.

                    The FDA approval has taken much longer than we had estimated. Almost 10 months since we had announced the agreement and Gynecare and ourselves are now in a position of relaunching Essure for the Gynecare sales force. And things have changed environmentally and within Gynecare as well.

                    Over this period of time, two major events have taken place. Gynecare's re-organization. At the turn of the year, combining the gynecology and urology sales forces as well as science experts of Novacept, Gynecare's major endometrial oblation competitor. I just spoke with the President of Gynecare informing her of the FDA approval and she reiterated their excitement and enthusiasm for utilizing our co promotion agreement to leverage their sale of Thermachoice. We are committed to supporting this important relationship but we will be conservative in forecasting the impact of co marketing with Gynecare until we have some experience with it.
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                    Given the delay in the startup of the Gynecare partnership internally at Conceptus, we adopted a short-term focus on increased position penetration. We reported that we think this will result in increasing the number of physicians entering preceptorship over our original plan and we can report today that we have delivered on this expectation.

                    With a very full pipeline of physicians wishing to be trained on Essure. We have focused our selling time on getting as many doctors into the program as possible. Greg again, will provide you numbers later in this call.

                    Additionally, we have begun work to increase our presence with our customers in other ways, including both territory and channel expansion. We are in the process of adding five new sales territories, two of which will be national account managers to support and develop our business with Kaiser and Planned Parenthood and the remaining three will be territory expansion.

                    In addition we are in discussions with established distribution partners in certain areas of the U.S. We are working on relationships with innovative ASC certified procedure room company that have a gynecology office focus and the ability to provide practitioners with all the equipment necessary to perform the Essure procedure as well as the expertise required to obtain reimbursement in the office setting.

                    Staying on penetration topic I would like to update you on our progress in an important front that has reaching implication in the standard of care in contraception and long term increased penetration. For some time now we have been working diligently with hospital residency programs to teach the Essure procedure. We have finally made significant progress in this area as we have completed training in over 40 residency programs and have over 100 OBGYN residents on staff.

                    Our goal is to be in the top 100 OBYN residency programs. Our experience has been these young doctors possess superior endoscopic skills and quickly gain confidence and enthusiasm to perform Essure. Not only are these newly gynecologist's an


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                    important Essure adoption target, but they also represent
                    one of the best ways to sustain our first to market advantage into the future.

                    It is well known that physicians prefer to perform procedures the way they were taught. It is our belief that our effort will institutionalize the preference for Essure among gynecologist long term and drive Essure to the standard of care.

                    It is certainly a longer term impact on our top line to be sure, but it is an essential part of building our business into the future and building it the right way. Those points stated address our stated goal for increased penetration.

                    Now let's move onto another one of our major goals for reimbursement. We announced today a very important insurance coverage decision from Kaiser. A large primarily west cost staff model HMO, meaning they are payer and provider. A particular note is that the Essure procedure at Kaiser will be done in the clinical setting as opposed to the operating room. Giving Essure a material cost advantage as well as better patient and physician experience compared to surgical tubal ligation.

                    Kaiser's own numbers let them to conclude Essure will same they have between $2500 to 3,000 per procedure versus a tubal ligation. Well keep you apprized of the progress of the adoption of Essure within Kaiser over the next couple of weeks and months.

                    In addition to Kaiser, we announced other important coverage decision from health net three Medicaid states in a regional pair that puts our total covered lives for Essure at 148 million or 71% of total covered lives in the U.S. Achieving this level of insurance coverage and impending category one CPT code after just 18 months after commercializing a totally new medical procedure is virtually unprecedented but the reimbursement battles are not nearly over. We have not yet achieved a global coverage decision from two large private pairs, United Healthcare and Cigna that together respect 28 million covered lives.
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                    We certainly are disappointed by inaction of these
                    significant players or payers but continue to pursue their approval aggressively. Reimbursement despite our reimbursement wins still remains our number one obstacle to reaching the inflexion point.

                    We have recently provided additional published clinical evidence of the advocacy of our advice and the support of our most significant professional organization in gynecology. ACOG and AAGL. Who are both actively sporting our efforts to gain a favorable significance from these two large payers. They are impact on our business is even greater than the numbers would suggest.

                    We know that this quarter we are not able to gain preauthorization for 980 cases representing almost a million dollars in lost revenue. This is just the tip of the iceberg. Most gynecologists have a mix of pairs represented in their patient base and many have a significant number of UHC and Cigna covered patients.

                    As we reported previously, each some local its of large payers where Essure has been approved for routine reimbursement is not still aware of this fact and have issued denials or failures to preauthorize the physician. Many of our gynecologists have told us they and their office staff have a tough time counseling their patients on the benefits of Essure when they are not sure that the payer will subsequently grant approval for the patient to have the procedure. This complicates the counseling procedure has been a serious impediment to increasing utilization of Essure in gynecology practices.

                    Meanwhile, we are striving to reduce the number of erroneous denials by implementing the tactical reimbursement program I discussed on our last call. We added five direct employees and an expert consulting firm to implement a tactical reimbursement program to make our physician and their staffs aware of the reimbursement process on a payer-by-payer basis and to train and support them and their efforts to collect for Essure procedures. We expect to have impacted our top 100 accounts with this program within the next 30 to 60 days and be able to move onto the next 100 accounts.
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                    That brings me to my final prepared comments and the very
                    exciting next chapter of our company's future the launch of a regional direct to consumer campaign. We have thus far been engaged in the classical market development efforts that medical device companies must pursue, making clinicians aware of a new procedure, training them to perform it and making sure they are paid for the procedure.

                    The patient benefits of Essure are so profound and so easily understood by consumers that it is a natural for direct to consumer advertising. As we have made progress with the more classical developmental tasks and tested various forms of media, we are now ready to leverage consumer demand in key regional markets.

                    We are excited to begin this program in late August in the Chicago area. The DTC program we have developed is a very carefully structured and very intensive program. It is a highly integrated offensive that focuses resource on every critical factor, number one, gaining physician awareness and commitment, number two, developing consumer awareness of Essure and creating a call to action and number three, converting that response into an Essure procedure through a high quality experience for the Essure physician and their office.

                    The initial face of our six-month campaign actually began last in the Chicago market with an objective to create physician awareness and commitment. We are right now in the process of meeting with every Essure trained physician in the region in order to introduce the DTC campaign and to establish the requirements for the physician and his or her office to become accredited in our Essure physician accreditation program. The accreditation program is aimed at creating the highest possible quality experience for the patient seeking information on the Essure procedure.

                    In addition, we'll be distributing three waives of direct mail to nonEssure trained referring physicians that includes, internists, GP's and family practitioners in order to expand the awareness of Essure among these physicians.


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                    We have developed and actually in the process of delivering a coordinated in addition office preparedness program, including intensive office program training on Essure, thorough reimbursement support and advice, practice develop tools for the physician and Essure literature distribution. This program includes continues feedback for the physician and their staff through audit and observation as to the nature of patient experience and fulfillment of the patients needs for accurate and timely information.

                    In conjunction with these efforts we are putting in place a public relations program to provide the media with timely information, including media trained physician spokesperson as advertising roles out in print, radio, and mail in August and the Essure buzz begins to build. The advertising specifics there will be a three-wave direct mail campaign to women in the Chicago area that meet our ideal target profile. Over 35 with two or more children.

                    We'll have nearly 2,000 spots of radio advertisements on the radio stations that these women listen to. Well advertise in six women's and general interest magazines. The first of which will be on the newsstands by the end of August. Included is a four-page magazine wrap of People magazine subscriptions for patient reading in the physicians' waiting rooms.

                    And of course, we'll have our own online information through a web site created specifically for the Chicago market that will incorporate an ability for the prospective patient to obtain a direct referral to an Essure physician or to our call center at which time they can speak with a Registered Nurse anonymously.

                    Our market research indicates that there are approximately 22,000 tubal ligations performed in the Chicago region each year. Not to mention women who are on other temporary methods of birth control that will be inquiring about the Essure procedure.

                    We are really excited about this DTC campaign. It is something we have planned for some time. I know many of you urged us to pursue such a campaign much earlier but we knew the market development was not sufficient up until now. We are confident


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                    our plan campaign is thorough, well conceived and the market in Chicago is ready and well prepared.

                    We are committed to careful implementation of this program, which is our first concentrated attempt to capture patient demand. Precisely because it is our first attempt to harness the consumer appeal of Essure well be cautious in projecting the impact of this program on revenues until we have experience with it. With advertising begins late in August it is reasonable to assume that towards the end of the fourth quarter we'll be in a position to begin to analyze the returns from this investment.

                    I have given you a great deal of information about our business on this and previous calls and tried to communicate the way we look at the business. As a financial people like to say, the puts and takes of our business as we view it going forward. We remain extremely confident that Essure will become the standard of care and permanent contraception. Essure benefits to patient, physician, and payer are profound and this fact continues to be born out in our interactions with the marketplace.

                    What is more difficult to predict is the timing of certain necessary development that would create that tipping point and a significant inflexion in revenues. We feel that many of these developments are now in place and that we'll be able to gauge their impact throughout the remainder of this year.

                    A lot of information so in summary let me reiterate in more of a bullet point format our progress against our goal stated before this year. First, reimbursement, 71% of available private placement coverage, but still awaiting UHC and Cigna. CBT coverage for January first. Hicks picks code for advice reimbursement outside the hospital setting, Kaiser approval, FDA three-year effectiveness approval of 99.8% and tactical reimbursement or more feet on the street.

                    On the penetration side, FDA approval of the Gynecare co promotion labeling change although it is much later than we had anticipated. Over 1200 physicians now in training or certified, 23% quarter to quarter sequential revenue in the U.S. Lastly, supplementing our current sales force with more internal and external resources.
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                    On the utilization front, a modest increase in utilization year-to-date. Taking off an intensive regional DTC program in Chicago later this quarter and implementation of the tactical reimbursement program.

                    At this point I would like to turn the call over to Greg for his financial update and further discussion on the metrics of the business. Greg.

Gregory Lichtwardt: Thank you Mark and good afternoon everyone. Revenues for the quarter increased significantly over our run rate of the past four quarters. Posting a 16.3% growth in total and 23% in domestic revenues when compared to the first quarter of 2004. This growth came both from penetration and utilization gains as a result of the many programs that have been enacted in the last six months and discussed on this call.

                    During the quarter, revenues grew both in absolute terms by month and in terms of the average daily shipping rate culminating in a record monthly volume of close to 1.1 million for June. Of the 2.8 million, U.S. revenues were 2.4 million and international revenues were 400,000. Domestic and international selling prices remain stable. The cancellation statistic we've been reporting has again exceeded 950 Essure procedures that were scheduled and cancelled due to primarily to reimburse issues. This is caused when the hospital seeks preauthorization and is declined either because the patients' insurance carrier has not made Essure a covered benefit or if it has, it inadvertently declines coverage because of the elective nay of the procedure.

                    Either way, the lost revenue of 950,000 for Conceptus for the quarter is a real opportunity to us, which will be able to capitalize on when we have our CPT code in place on January 1 of 2005. At that time, of course, we expect to have considerably more covered reimbursing the procedure; more doctors trained and greater patient awareness such as the impact at that time should be much greater.

                    With respect to the penetration number, a quarter end we have reported an increase of 264 physicians in perceptorship and a total 123 either in perceptorship or certified.


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                    I am asked every quarter so this time I am going to give the figures we ended the second quarter with 558 physician in perceptorship and 675physician certified. The overall increase for the second quarter of 264 is much more in line with our experience in late last year and significantly greater than was accomplished in the first quarter of this year as a result of our stated intention on the last conference call to place heavier short-term sales emphasis on penetration over utilization given the reimbursement environment.

                    Of course, for us the focus on utilization is now primarily driven by the tactical reimbursement group as mentioned by Mark that is moving from account to account to instill the knowledge of how to deal with each payer that that office faces on payment declines and resulting petitioning or appeals process.

                    Basically so the office gets paid, that's it's objective. As a result of the tactical reimbursement effort, utilization for the quarter increased among physicians certified to perform Essure from .8 procedures per month to .9 procedures per month. While this increase seems small in absolute terms it is noteworthy of the first increase since the launch of our device and particularly promising given that we have impacted relatively few accounts with the tactical reimbursement force.

                    Going forward in the short-term, well again be focusing our sales efforts on penetration, expecting to add between 250 and 300 new physicians per quarter. And on the tactical reimbursement effort expecting incremental increases in utilization similar to that just experienced in the second quarter.

                    Longer term is the reimbursement picture clears we'll have the practice building sales effort to ensure the right experience for parents in the physicians office coupled with a DTC campaign aimed at increasing patient awareness continues simulating the business.

                    Continuing with the review of the income statement, gross profit margin for the second quarter as expected is begun to increase due to the sale of product

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                    manufactured by our subcontractor. While the overall margin was 39%, we did experience a margin of 65% in June and expect to see our overall rate increase into the mid to upper 60% range during the entire third and fourth quarters. While we do still manufacture a small volume in San Carlos, for the most part we are fully cut over to outsourcing our requirements.

                    From our perspective this in gross profit margin provide us with the financial leverage to invest in other parts of our business like the DTC campaign or territory expansion that will enable us to bring the procedure to the standard of care for permanent birth control in the longer term and stay within our stated guidance on cash earned.

                    Research and development totaled 905,000 for the quarter, a reduction of 400,000 from the first quarter. These expenditures which comprise of both product development as well as regulatory matters are now focused exclusively on the second generation improvement to the Essure device the small clinical work required to complete the Gynecare approval and the HSG substitute plan. As previously communicated we expect these expenditures to fluctuate between $1 and 1.9 million in each of the next two quarters.

                    Selling general and administrative expenses on the other hand increased during the quarter to 6.5 million compared to
                    6.2 million in the first quarter of 2004. These increases came from the initial invoices for the DTC campaign as well as the Sarbanes-Oxley 404 compliance expenses.

                    Looking forward, for the next two quarters, we do expect significantly higher levels the SG&A expenses due primarily to both of these factors, although also including higher expenses associated with the tactical reimbursement group and expansion of three sales territories. We expect SG&A to run at approximately $8 million for per quarter for the next two quarters.

                    Net loss for the second quarter slightly better than guidance provided in the last conference call was 6.2 million or 25 cents per share on 25.2 million shares. This

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                    compares with a net loss of 7.1 million for the first
                    quarter and an average quarterly loss during 2003 of 9.9 million. Our number of shares outstanding has increased, of course, due to the full quarter impact of the private placement of 3 million shares in February.

                    From a balance sheet perspective at the end of the second quarter, we had accounts receivable of $1.6 million representing a worldwide DSO of 51, down significantly from the DSO 62 reported last quarter due to a significant collection from an international customer.

                    Inventory at $1.7 million declined again from $1.9 million at the end of the first quarter and 2.6 million from the fourth quarter entirely as a result of the lower cost of product purchase from Medusa. At March 31 our cash balances stood at 32 million reduced from the 48.2 million at the end of the first quarter by our cash burn of 5.2 million, which is down from a burn rate in the first quarter of 6.7 million and 11 million in the fourth quarter of 2003.

                    Let's shift now to the guidance for the remainder of the year. At present, we see revenues for the third quarter in a range of between $3.2 and 3.5 million. I realize this is lower than many of you had forecasted for us but it is the reality of a much later than expected FDA approval and no coverage decision from UHC or Cigna.

                    We are very comfortable with this range for our core business no matter what materializes on the upside from the other initiatives we have reviewed with you on this call. Given that we are holding our guidance for the year, some of you have already calculated that the fourth quarter must then result in increase of approximately 3.4 million over the third quarter level in order for us to realize 15 million in revenues for the year.

                    Here is what we're looking at specifically to fill that 3plus million-dollar gap. First, our core growth of $400,000 to 500,000 quarter to quarter will come from adding new doctors, increasing utilization from the tactical reimbursement initiative and territory


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                    and channel expansions. This is similar to the growth in the second quarter over the first quarter.

                    Secondly, with Gynecare, we believe that we should be capable of generating between $1.5 and 2 million in revenue. Remember they are already doing Thermachoice procedures and Essure is being dropped into that book of business. As a reference point to do $1.5 million would mean fewer than one out of 10 Thermachoice procedures would be done with Essure during the quarter.

                    Thirdly, our estimate of the DTC revenue contribution is between $500,000 and 800,000. This ranges assumes we convert 18 and 30% of the permanent birth control procedures that will be done in the Chicago market in the fourth quarter which is very much in line with what others have done that have gone before us.

                    Kaiser, Planned Parenthood and potentially UHC could each add $500,000 or $1.5 million in total for all three. These factors that I have called out add up to $3.9 to 4.8 million more than likely we are not going to hit absolutely on every factor but this is demonstrative of the potential.

                    While our core business is clearly gaining momentum in ways that are quantifiable and predictable by us many initiatives which have going right now, specifically the DTC and Gynecare co promotion are not as quantifiable because we have no experience with them.

                    Having said that we are enthusiastic about their potential and it is not difficult to see how these things can each contribute in a very meaningful way. As mentioned until the earnings release expenditures to pay for some of these initiatives is not entirely within our previous guidance and causing us to increase our total year net loss by $2 million to a range of $24 to 25 million total loss for the year. For the third quarter the net loss range is expected to be between $6.7 and 7 million. And the fourth quarter net million between $4 and 5 million.


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                    As far as next year, 2005 is concerned, we have not provided much by the way of guidance but what we have been saying for six months is our expectation is well exit this year, 2004, that is, with 30 million in cash and reach cash flow break even in the fourth quarter of 2005 at a time when we have 20 million in cash in reserve. Nothing we have discussed on this call is a change to that guidance. With the expectation of the higher net loss estimate for 2004 will result in a projected ending cash balance that is $2 million lower.

                    I say this because I know that many of you fear the DTC is a very expensive proposition. Chicago, which will cost us about $2.5 million all included, does include creative costs that will not need to be duplicated in future markets and a media buy that is larger given the size of Chicago in comparison to other cities we might go to in the future.

                    Our focus though is to balance the expenditures for DTC against the revenue that we expect will be recognized so as to remain within the stated goals for cash flow break even.

                    In summary, we have a core business right now that is very robust and being driven by penetration gains, added coverage decisions, utilization increases from our tactical reimbursement efforts as well as territory and channel expansion. Gynecare, DTC and Kaiser represent tremendous potential that we hope to capitalize on in the months to come without a track record it is difficult for us to be more specific with our guidance and leads to an uncertainty we hope you can understand. With that, operator, I would like to turn the call over to questions.

Operator:           Ladies and gentlemen, if you wish to register a question,
                    for today's question and answer session, you will need to press star then the number one on your telephone. You will hear a prompt to acknowledge your request. If your question has been answered and you wish to withdraw your request you may do so by pressing star and the number two. If you using a speakerphone, please pick up the handset before entering your request. Again, we ask that if you have pressed star 1 before this time

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                    press it once more time to ensure you enter into the queue.
                    One moment for the first question.

                    Your first question comes from Joanne Wuench with Harris Nesbitt. Please go ahead with your question.

(Eric Chiprich):    Hi guys, This is actually (Eric Chiprich) for Joanne Wuench.
                    With the recent three-year effectiveness claim can you talk to us a little bit about how the additional doctors have been trained how that's been trending over the recent months. Is that three-year effective ness helped with attracting additional doctors?

Mark Sieczkarek:    I think (Eric), overall, I don't know if it has helped it
                    hasn't hindered. I think the three-year effectiveness claim is probably more of an issue with the payers than it is with the doctors. I think quite honestly the doctors and really through their major groups, ACOG and AAGL are really supportive now of Essure, specifically. There is an awful lot of excitement amongst that doctor community and as Greg indicated, we don't have a lack of doctors, you know, waiting to sign up for this procedure. So I don't think three-year effectiveness is really so much a doctor excitement point, I think they're excitement comes from placing a couple of these and from the response from the women, you know, in their office or in the hospital. So that's their excitement level and, again, I think the three-year effectiveness is more of a payer situation.

(Eric Chiprich):    Okay. Thanks. As a follow-up, I know in the press release it said that UHC was looking for additional long-term data.
                    Could you expound on that a little bit more, what they might be looking for. And also does the chronological order are you expecting that Cigna would follow UHC?

Mark Sieczkarek:    That's a great question. I am not sure we even have an own to Eric because we have been providing an awful of information and new papers and abstracts not only from the U.S. But also from across the world on the Essure procedure and I am not - we haven't been given a clear answer as to when that scale is going to tip, but there is enough clinical evidence.

                    I already gave you in my - the question and answer, the previous question, AEGL and ACOG have now been very very supportive. They certainly were supportive in us getting the CPT 1 code and there's lot more, let's say noise out there in terms of letters and phone calls to, you know, the payers that remain. Once again, if doctors feel that clinically there's enough out there we anticipate that eventually these payers will follow as well. But specifically to your question, I don't know what it is exactly that will tip the scale in terms of that clinical evidence that UHC is looking for.

(Eric Chiprich):    Do you expect UHC first?

Mark Sieczkarek:    I think we still anticipate that. I think that's the way
                    we've been attacking it up to now and it is really difficult to say that there isn't a real sense of who is going to go first, but we have been putting most of our efficient on UHC.

(Eric Chiprich):    Great thanks. I'll jump back in queue.

Mark Sieczkarek:    Thanks Eric.

Operator:           Your next question is Ryan Rauch with SunTrust Robinson
                    Humphrey.

Ryan Rauch:         Good afternoon, just a couple quick questions. On the J&J do you suspect they'll need further training that it is a decent distance from when the sales force had been trained previously? Can you walk us through what will be needed there if anything and the launch and how they specifically are going to be working with your 40 reps?

Mark Sieczkarek:    I think, Ryan, in terms of that I think it is more of a
                    refresher course. Quite honestly we were scheduled and they did refresh work last week they had a sales meeting that was scheduled. I think we - the last group we actually put through intensive training going back to the March time frame and but the anticipation is once again that they'll begin an earnest immediately.

                    In terms of how it works with their reps and our reps for the most part, we have asked them to pick up on their own so as to not dilute the efforts of our sales force hence they have a separate preceptors that will train their accounts. Our reps are also incented to help them along but again we hope that that will be, you know, a dually exclusive sort of situation so that we can maximize, you know, the opportunity with certainly our potential clients as well as theirs.

Ryan Rauch:         Okay. And then just two quick follow-ups on Kaiser, did you give the number of tubal ligations they currently perform a year? Did they give you any indication on how quick a conversion they will be looking for? On occasion with other women's healthcare technologies, Kaiser has been rather speedy with respect to conversion have they given you any idea of when they are going to implement the Essure procedure?

Mark Sieczkarek:    The answer to that one specifically, again, they just gave the approval, and they did indicate to us that they're looking at their own situation in terms of the implementation and how quickly they will implement. To your point once they get over the hump and as I said in my remarks in the payback, they are rather quick to implement.
                    It is too early to tell and that's why we said we'll get back to you in the next few weeks or months.

                    But obviously we put a specific resource on the Kaiser account across the country because of its potential. That answers the next part of your question, roughly 20,000 procedures are done in the Kaiser system and that doesn't include also apparently they are their first wave or indication is they usually move people to IUD's first and we feel that there's an upside even with that IUD marketplace, you know, given, again, the economics of the Essure procedure even versus an IUD longer. I think there is potential beyond those 20,000 but let's face it 20,000 is an awful nice number to be chasing with one group.

Ryan Rauch:         Finally, how quickly do you think - do you know how many
                    physicians are involved with Kaiser as far as OBGYNs and how quickly you'll be able to train those in addition and is that reflecting, I think you might have said this -- what is that reflected in our 4Q guidance, Greg?

Gregory Lichtwardt: We're not prepared at the moment to disclose how many total
                    OBGYN physicians there are in the Kaiser network. We're still trying to find that out ourselves. But obviously having a dedicated sales representative on top of that account we are going to be pushing to get as many of those trained as possible. There are a number of physician champion within the Kaiser organization who are helping us with that training and so the number of a half a million that I gave you is taking into consideration what physicians we believe we can get trained. But, again, it is not, for your expectation it is not like next week we are going to train 300 Kaiser OBGYNs. This business grows more slowly than that and we don't have the training resources to deliver that kind of a punch.

Mark Sieczkarek:    On the other hand, Ryan, the nice thing about Kaiser, again, it gives us critical mass and efficiency, because each of the centers, you know, and we've already done this in somewhat in northern California, you can bring in groups of physicians and train them up versus the one-on-one training that we do with the rest of the physician community outside of Kaiser. It does bring efficiency to our training system.

Ryan Rauch:         Okay. Thanks a lot.

Mark Sieczkarek:    Thank you.

Operator:           Your next question comes from John Calcagnini with CIBC
                    World Markets. Please go ahead with your question.

(Chad): Good afternoon guys, It's (Chad) in for John. Obviously, once you get a payer to sign on, it just seems like that's half the battle, obviously have some problems internally then, you know, providing coverage to the doctors and there's some issues there. What is the timing for significant uptake once a new payer comes on?

Mark Sieczkarek:    You know, that's a great question, and it varies. It really does vary depending on the payer and sometimes depending on the person and in some cases some of the regional medical directors are more on top of their own business, don't necessarily - they can read their own web site and see national approved it where others it takes an effort on our part to still work with that regional office to get those preauthorizations that we were talking about.

                    So there's no one answer for, you know, that question. It does really, in fact, vary, although I can say, the indication we've been given is that people like Cigna and UHC for instance, are much more sensitive to the national level of approval and will jump a lot quicker.

                    So, you know, as we said, one of the keys that we put in place late in the second quarter was this tactical particular reimbursement team, and those are the people that will work with the individual doctors and patients to I'll use the term, walk the application through, to make sure that, number one, the patient does get preauthorization and number two the local medical directors are well aware of Essure and the national policy on Essure.

(Chad): And then second question relates to the press release you talked about a three month follow up trial that the FDA is requiring on the use, do you have any specifics on that trial, how many patient -- would it be everyone that would have to be followed up and how should we look at that as far as timing and cost?

Mark Sieczkarek:    That's a great question. And actually, in a way it is very good news for us because the FDA actually asked for 50 patients, so that's relatively small. What they want to do is look at the results of those 50 patients, you know, using the current method with an HSG follow up. And what they are seeking there is making sure the combination of Essure and Thermachoice doesn't necessarily affect the efficiency or effectiveness of the Essure placement.

                    And if you recall, one of our - you know, one of our thoughts in going into this was that we would have a follow on PMA that actually, you know, would verify that efficiency and accuracy and that would have been much more substantial in numbers than the 50. So the follow on we're looking on is a very positive piece for both Gynecare and ourself.

(Chad):             What would be the timing of, I guess, would you expect.
                    Obviously it is going to be based on how many procedures get done. Would this be something by the summer of next year?

Mark Sieczkarek:    I think we can actually get that data in within three month time frame and then, you know, it is up to the FDA in terms of the approval process. But again this is not certainly, you know, potentially as complicated either it is effective or it is not is the answer and hopefully we can turn around a rather quick approval.

(Chad): One last question, Greg, could you give a break down on the sales for Europe, Australia and the rest of the world?

Gregory Lichtwardt: I will call you back with that, (Chad).

(Chad):             Okay. Thanks guys.

Mark Sieczkarek:    Thanks, (Chad).

Operator:           Your next question comes from Jason Bedford with Adams
                    Harkness. Please go ahead with your question.

Jason Bedford:      Good afternoon, guys. Few quick questions for you. Just
                    looking at the fourth quarter J&J impact of $1.5 to 2 million, are there any set minimums or milestones that you have incorporated in the existing contract with J&J?

Mark Sieczkarek:    There are unfortunately we can't talk about them that's part of the confidentiality piece of that agreement. Rest assured they do have performance objectives within that contract.

Gregory Lichtwardt: And those numbers are within those performance perimeters.

Jason Bedford:      Okay. And the performance perimeters, are they set around
                    the number of physicians trained or the number of actual implants?

Gregory Lichtwardt: Both.

Jason Bedford:      Okay. And then just on the DTC campaign you mentioned an
                    accreditation program as well as a commitment. Is this different than the existing certification program you have now?

Mark Sieczkarek:    Absolutely. It is a great question to be bringing up. Right now what we go through with doctors is a training - a technical training program. As I have talked to you guys in the past on these calls and even individually, when we send the doctor what we found out just through technical training what is left behind is the staff training, what is left behind is the even teaching the doctor how to talk to their patients about Essure, and this accreditation program is actually what they have agreed to 23 different steps to become an accredited Essure physician.

                    I covered some of those which actually, you know, they agree to have a secret shopper call to their practice to see if they're ready. We have people out in the field right now training them as we speak and training their staff. They agree to certain things like seeing that patient that's referred to them within no later than a ten-day period.

                    There are some, you know, requirements in there that, you know, we want to make sure that we have the utmost in-patient satisfaction. And their response to that program was outstanding last week when we rolled it with them in Chicago, because they see how this can help their practice, not only with Essure with you in general terms. They are very excited and we're very happy to commit to that accreditation program.

Jason Bedford:      Okay. And just the thought on the DTC campaign, you know,
                    further enrolling, are you going to wait for the results for Chicago before going into another territory?

Mark Sieczkarek:    I think what we want to see is kind of I'll call it the
                    whites of the eyes. If we see some of the early returns that we would anticipate, we certainly will be ready to go in other areas. As Greg has mentioned, we're sensitive to, you know, our cash burn and making sure we are aligning revenues with the expenditures as well. So, you know, but certainly we in working with our advertising agency, who has done this sort of work before, we have some anticipated returns and when we see some of that happening, we'll be certainly ready to pull the trigger on some other specific areas as well.

Jason Bedford:      Right. Thanks, guys.

Mark Sieczkarek:    Thank you, Jason.

Operator:           Your next question comes from Jeff Dobro with Steadfast
                    financial.

Jeff Dobro:         Thank you. The question I have for you is actually to ask
                    how you are implementing your and reimbursement procedures differently with Health Net and the new Medicaid states that you have than you have done with other payers in the past.

Mark Sieczkarek:    Jeff, you want to repeat that question; I don't think we got
                    it.

Jeff Dobro:         The issue has to do with reimbursement and as you were
                    pointing out sometimes the local offices aren't aware that the national group has approved the procedure for payment so
                    I am wondering if you have new contracts with Health Net and some of the Medicaid states. So the question I have is are you working with Health Net any differently than you did with other payers to try to make this a seamless process for your doctors?

Mark Sieczkarek:    I think the answer to that question is with that new team
                    that we put out in the field, the tactical reimbursement people, I think we're generally trying to work better with all the payers at this point in time. I don't think getting off to a different start necessarily withheld from that or these Medicaid states is necessary. It is, again, somewhat dependent on some of the local or regional medical directors and they're experiences and our experiences with them vary.
                    So I wouldn't say it is any different for the new ones that we're signing up. It is more of the approach we're taking with putting these reimbursement tactical reimbursement people in the field for all payers.

Jeff Dobro:         Okay. Thank you.

Mark Sieczkarek:    Thank you.

Operator:           Your next question comes from Kent Holden with Gagnon.
                    Please go ahead with your question.

Kent Holden:        Good afternoon. I was wondering if you could comment on the compensation for the Gynecare sales people?

Mark Sieczkarek:    We've gone through that before and again that's one of the confidential terms of the agreement. But I think it is safe to say in all cases the nice thing is it is a matching of revenues and expenses. We don't pay until they sell and also we don't pay until they train. So, you know, both of those situations, bowed well for us. Again, there is no up front money in front of the training or the sales piece they get their take, if you will, after the sale.

Kent Holden:        Okay. And then on the DTC program you mentioned particulate of it is a fixed cost and part of it is variable, can you break that out for us?

Mark Sieczkarek:    No, we're not going to do that.

Kent Holden:        Okay. Thank you.

Operator:           There are no further questions at this time. Please proceed with your presentation or any closing remarks.

Mark Sieczkarek:    Okay. Well thank you for joining us on this call. Just so
                    you all recognize we actually will be presenting at the Adams, Harkness & Hill summer seminar to be held in Boston.
                    We're actually presenting on Wednesday, August 4, at 3:30 and hope to see some of you there. Thank you for your time.

Operator:           Ladies and gentlemen, that does conclude your conference
                    call for today. We thank you for your participation and ask that you please disconnect your line.


                                       END